Exhibit 99.1

AVIS BUDGET GROUP REPORTS RECORD SECOND QUARTER RESULTS

•	Revenue grew to $1.9 billion, a 32% increase from second quarter 2011.

•	Adjusted EBITDA increased 39% to $266 million, excluding certain items, the Company’s highest-ever second quarter result.

•	Pretax income increased 32% to $171 million, excluding certain items, and was $129 million on a GAAP basis.

•	Diluted earnings per share grew 49% to $0.94 per share, excluding certain items, and GAAP diluted earnings per share were $0.66.

•	Company reiterates full-year Adjusted EBITDA estimate of $825 to $875 million, excluding certain items.

Parsippany, N.J., August 1, 2012 – Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its second quarter ended June 30, 2012. For the quarter, the Company reported revenue of $1.9 billion, a 32% increase compared with the prior-year second quarter. Excluding certain items, Adjusted EBITDA increased 39% to $266 million. The Company reported net income of $112 million and diluted earnings per share of $0.94, excluding certain items. GAAP net income of $79 million was impacted by debt extinguishment costs and acquisition-related charges.

As previously announced, the Company completed its acquisition of Avis Europe plc on October 3, 2011. For the quarter ended June 30, 2012, the acquisition of Avis Europe contributed revenue of $417 million and Adjusted EBITDA of $46 million, excluding certain items. Excluding Avis Europe, the Company’s revenue grew 3% in the second quarter and Adjusted EBITDA increased 15%, excluding certain items.

“Our second quarter results reflected rental volume increases across all regions, organic earnings growth, a significant contribution from the Avis Europe acquisition and continued margin expansion,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Looking ahead, our summer reservation trends have been positive throughout the world, the effects of a weak economy in Europe appear manageable thus far, and the integration of Avis Europe is progressing as expected, giving us added confidence in our ability to achieve a run-rate of more than $35 million in annual synergy benefits by the fourth quarter.”

Executive Summary

Revenue increased 32% in second quarter 2012 compared to second quarter 2011 primarily due to a 34% increase in rental days, a 3% decrease in average daily rate and a 43% increase in ancillary revenues. Excluding Avis Europe, volume increased 5% and pricing declined 3%. Second quarter Adjusted EBITDA increased 39% to $266 million, excluding certain items, driven by increased revenues and lower per-unit fleet costs in North America.

Business Segment Discussion

The following discussion of second quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Prior-period results have been revised to reflect the movement of Canadian results from the International segment to the North America segment. Revenue and Adjusted EBITDA are expressed in millions.

North America

(Consisting of the Company’s U.S. car rental and Canadian vehicle rental operations)

	2012	2011	% change
Revenue	$1,184	$1,150	3%

Adjusted EBITDA	$184	$156	18%

Revenue increased 3% primarily due to a 6% increase in volume and a 5% increase in ancillary revenues, partially offset by a 3% year-over-year decline in pricing. Pricing decreased 2% excluding foreign-currency effects. Adjusted EBITDA increased 18%, primarily due to increased revenue and a 13% decline in per-unit fleet costs.

International

(Consisting of the Company’s international vehicle rental operations)

	2012	2011	% change
Revenue	$579	$159	264%

Adjusted EBITDA	$59	$20	195%

Revenue increased 264% primarily due to the acquisition of Avis Europe. Excluding the acquisition, revenue increased 4% primarily as a result of a 3% increase in volume and a 1% increase in average daily rate on a constant-currency basis, partially offset by currency effects that caused reported pricing to decline 3%. Adjusted EBITDA increased $39 million due to a $33 million contribution from our European operations, including $12 million of restructuring costs, and organic revenue growth.

Truck Rental

(Consisting of the Company’s U.S. truck rental operations)

	2012	2011	% change
Revenue	$103	$103	0%

Adjusted EBITDA	$17	$18	(6%)

Truck rental revenue was unchanged as a 1% increase in pricing was offset by a similar decline in volume. Adjusted EBITDA decreased by $1 million primarily due to higher vehicle maintenance expense.

Other Items

•

Convertible Notes Repurchase - The Company repurchased $100 million principal amount of its 3.5% convertible notes in the second quarter at a price of approximately $119 million, excluding accrued interest, bringing the total year-to-date repurchases to approximately $200 million principal amount. The repurchases have reduced the potential equity dilution associated with the notes by more than 12 million shares, or nearly 10% of the Company’s diluted share count.

•

Asset-Backed Debt Offering – On July 31, the Company’s Avis Budget Rental Car Funding (AESOP) LLC subsidiary completed a $690 million offering of five-year vehicle-backed notes with a weighted-average interest rate of 2.2%. Proceeds will be used primarily to repay maturing vehicle-backed debt with an average interest rate of approximately 5%.

•

Avis Budget EMEA Statistics - Revenue in the Company’s Europe, Middle East and Africa operations increased 2% on a constant-currency basis in second quarter 2012 compared to second quarter 2011, and declined 9% on a reported basis. The change in revenue reflects a 2% increase in rental days and a 14% decline in average daily rate driven primarily by currency-exchange rates. Pricing decreased approximately 3% on a constant-currency basis due largely to the strong growth experienced by the Budget brand.

Outlook

•

Financial Outlook – The Company expects its full-year 2012 revenue to be approximately $7.2 billion to $7.5 billion, a 22% to 27% increase compared to 2011. The decline in the Company’s revenue estimate compared to its previous estimate of $7.3 billion to $7.6 billion is due to movement in currency-exchange rates.

The Company continues to expect its 2012 Adjusted EBITDA to be approximately $825 million to $875 million, excluding certain items, an increase of 35% to 43% compared to the prior year. Fleet costs in North America are expected to decline 3% to 8% on a per-unit basis compared to 2011, consistent with the Company’s prior estimate. Interest expense related to corporate debt is expected to be approximately $260 million to $265 million in 2012, which represents a modest increase versus the Company’s prior estimate due to year-to-date hedging costs. The Company also expects that its 2012 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to the acquisition of Avis Europe) will be approximately $110 million, and that its pretax income will be approximately $450 million to $505 million, excluding certain items.

The Company expects that its effective tax rate in 2012 will be approximately 34% to 38%, excluding items, and that its diluted share count will be approximately 122 million. Based on these expectations, the Company estimates that its 2012 diluted earnings per share, excluding certain items, will be approximately $2.35 to $2.65.

•	Acquisition Synergies – The Company continues to expect to reach a run-rate of more than $35 million of annual synergies from the acquisition of Avis Europe by the fourth quarter.

•

Performance Excellence Savings – The Company is continuing its efforts to reduce costs and enhance productivity and expects that such initiatives will provide incremental benefits of more than $45 million in 2012.

Investor Conference Call

Avis Budget Group will host a conference call to discuss second quarter results on August 2, 2012, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (415) 228-4734 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 12:00 p.m. (ET) on August 2 until 8:00 p.m. (ET) on August 16 at (203) 369-0757, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group, Inc. is a leading global provider of vehicle rental services through its Avis and Budget brands, with 10,000 rental locations in approximately 175 countries around the world. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 29,000 employees and is headquartered in Parsippany, N.J. For more information, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, acquisition synergies and cost-saving initiatives are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate the businesses of Avis Europe and Avis Budget, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost for new vehicles and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any reduction in travel demand, including any reduction in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, regulation or governmental or regulatory inquiries or investigations involving the Company, and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2011, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, its most recently filed Form 10-Q, and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain financial measures such as Adjusted EBITDA, pretax income and diluted earnings per share, which exclude certain items under each measure and are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 to this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items under each measure, are net income, pretax income and diluted earnings per share. Because of the forward-looking nature of the Company’s forecasted non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, specific quantifications of the amounts that would be required to reconcile forecasted net income, pretax income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Adjusted EBITDA, pretax income and diluted earnings per share, excluding certain items, to forecasted net income, pretax income, and diluted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts

Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

#    #    #

Tables Follow

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Income Statement Items
Net revenues	$1,866	$1,412	32%	$3,489	$2,646	32%
Adjusted EBITDA (non-GAAP)	254	191	33%	366	274	34%
Income before income taxes	129	89	45%	102	100	2%
Net income	79	52	52%	56	59	(5%)
Earnings per share - Diluted	0.66	0.42	57%	0.47	0.49	(4%)

Excluding Certain Items (non-GAAP) (A)
Net revenues	$1,866	$1,412	32%	$3,489	$2,646	32%
Adjusted EBITDA	266	191	39%	385	274	41%
Income before income taxes	171	130	32%	190	150	27%
Net income	112	79	42%	126	92	37%
Earnings per share - Diluted	0.94	0.63	49%	1.04	0.74	41%

	As of
	June 30, 2012	December 31, 2011
Balance Sheet Items
Cash and cash equivalents	$454	$534
Vehicles, net	11,272	8,356
Debt under vehicle programs	8,295	5,564
Corporate debt	3,011	3,205
Stockholders’ equity	478	412

Segment Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Net Revenues
North America	$1,184	$1,150	3%	$2,222	$2,148	3%
International	579	159	264%	1,089	320	240%
Truck Rental	103	103	0%	177	178	(1%)
Corporate and Other	—	—	*	1	—	*

Total Company	$1,866	$1,412	32%	$3,489	$2,646	32%

Adjusted EBITDA (B)
North America	$184	$156	18%	$277	$210	32%
International	59	20	195%	81	53	53%
Truck Rental	17	18	(6%)	18	18	0%
Corporate and Other	(6)	(3)	*	(10)	(7)	*

Total Company	$254	$191	33%	$366	$274	34%

Reconciliation of Adjusted EBITDA to Pretax Income
Total Company Adjusted EBITDA	$254	$191		$366	$274
Less: Non-vehicle related depreciation and amortization	29	21		62	44
Interest expense related to corporate debt, net:
Interest expense	69	47		142	94
Early extinguishment of debt	23	—		50	—
Transaction-related costs	4	34		10	36

Income before income taxes	$129	$89	45%	$102	$100	2%

*	Not meaningful.
(A)	During the three and six months ended June 30, 2012, we recorded certain items of $42 million and $88 million ($33 million and $70 million, net of tax), respectively. During the three months ended June 30, 2012, these items consisted of $23 million ($21 million, net of tax) for the early extinguishment of corporate debt, $12 million ($8 million, net of tax) in restructuring costs, $4 million ($2 million, net of tax) of transaction-related costs related to the integration of Avis Europe and $3 million ($2 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition. During the six months ended June 30, 2012, certain items consisted of $50 million ($44 million, net of tax) for the early extinguishment of corporate debt, $19 million ($13 million, net of tax) in restructuring charges, $10 million ($7 million, net of tax) in transaction-related costs related to the integration of Avis Europe and $9 million ($6 million, net of tax) for amortization expense related to the intangible assets recognized in the Avis Europe acquisition.

During the three and six months ended June 30, 2011, we recorded certain items of $41 million and $50 million ($27 million and $33 million, net of tax), respectively, of expenses related to the announced agreement to acquire Avis Europe and our previous attempt to acquire Dollar Thrifty. For the three months ended June 30, 2011, $11 million ($9 million, net of tax) of these expenses is related to due diligence and other expenses; $23 million ($14 million, net of tax) represent losses on foreign-currency transactions related to the Avis Europe purchase price and $7 million ($4 million, net of tax) is related to interest expense. For the six months ended June 30, 2011, $13 million ($10 million, net of tax) of these expenses is related to due diligence and other expenses; $23 million ($14 million, net of tax) represent losses on foreign-currency transactions related to the Avis Europe purchase price and $14 million ($9 million, net of tax) is related to interest expense.

(B)	See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $11 million and $12 million in second quarter 2012 and 2011, respectively, and $21 million and $21 million in the six months ended June 30, 2012 and 2011, respectively.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Vehicle rental	$1,334	$1,034	$2,502	$1,952
Other	532	378	987	694

Net revenues	1,866	1,412	3,489	2,646

Expenses
Operating	953	725	1,847	1,383
Vehicle depreciation and lease charges, net	334	259	652	535
Selling, general and administrative	233	169	452	322
Vehicle interest, net	80	68	153	132
Non-vehicle related depreciation and amortization	29	21	62	44
Interest expense related to corporate debt, net:
Interest expense	69	47	142	94
Early extinguishment of debt	23	—	50	—
Transaction-related costs	4	34	10	36
Restructuring charges	12	—	19	—

Total expenses	1,737	1,323	3,387	2,546

Income before income taxes	129	89	102	100
Provision for income taxes	50	37	46	41

Net income	$79	$52	$56	$59

Earnings per share
Basic	$0.74	$0.49	$0.52	$0.56
Diluted	$0.66	$0.42	$0.47	$0.49

Weighted average shares outstanding
Basic	106.7	105.4	106.3	105.0
Diluted	121.9	129.0	124.8	128.7

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
CAR RENTAL

North America (A)
Rental Days (000’s)	22,570	21,350	6%	42,010	39,591	6%
Time and Mileage Revenue per Day	$38.75	$39.78	(3%)	$39.23	$40.42	(3%)
Average Rental Fleet	348,730	330,933	5%	326,849	305,477	7%

International (B)

Rental Days (000’s)	8,813	1,849	377%	16,332	3,919	317%
Time and Mileage Revenue per Day	$42.76	$54.68	(22%)	$43.55	$53.15	(18%)
Average Rental Fleet	141,448	32,136	340%	129,486	32,624	297%

Total Car Rental

Rental Days (000’s)	31,383	23,199	35%	58,342	43,510	34%
Time and Mileage Revenue per Day	$39.88	$40.97	(3%)	$40.44	$41.56	(3%)
Average Rental Fleet	490,178	363,069	35%	456,335	338,101	35%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,101	1,123	(2%)	1,978	2,033	(3%)
Time and Mileage Revenue per Day	$75.23	$74.12	1%	$72.27	$70.50	3%
Average Rental Fleet	26,925	25,958	4%	26,026	25,981	0%

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Results for North America now include the results of our operations in Canada for all periods presented. Canada was previously included in our International segment. Excluding our operations in Canada, the results for the North America segment would have been as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
North America (excluding Canada)	2012	2011	% Change	2012	2011	% Change
Rental Days (000’s)	21,078	19,973	6%	39,477	37,162	6%
Time and Mileage Revenue per Day	$38.43	$39.25	(2%)	$38.92	$39.94	(3%)
Average Rental Fleet	327,079	310,456	5%	308,996	286,753	8%

(B)	For the three and six months ended June 30, 2012, results for International include the results of the recently acquired operations of Avis Europe. The results of such recently acquired operations are as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
Avis Europe	2012	2011	% Change	2012	2011	% Change
Rental Days (000’s)	6,903	6,774	2%	12,214	12,326	(1%)
Time and Mileage Revenue per Day	$39.94	$46.20	(14%)	$40.09	$44.20	(9%)
Average Rental Fleet	108,620	106,952	2%	95,979	96,720	(1%)

Of the change in time and mileage revenue per day in our European operations, 11 percentage points and 8 percentage points are due to changes in foreign-exchange rates in the three and six months ended June 30, 2012, respectively, with time and mileage revenue per day decreasing 3 percentage points and 1 percentage point, respectively, excluding foreign-exchange effects.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Six Months Ended June 30, 2012
Operating Activities
Net cash provided by operating activities	722

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(43)
Net cash used in investing activities of vehicle programs	(2,922)

Net cash used in investing activities	(2,965)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(197)
Net cash provided by financing activities of vehicle programs	2,359

Net cash provided by financing activities	2,162

Effect of changes in exchange rates on cash and cash equivalents	1

Net decrease in cash and cash equivalents	(80)
Cash and cash equivalents, beginning of period	534

Cash and cash equivalents, end of period	$454

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Six Months Ended June 30, 2012
Pretax income	$102
Add-back of non-vehicle related depreciation and amortization	62
Add-back of debt extinguishment costs	50
Transaction-related costs	10
Working capital and other	(3)
Capital expenditures	(49)
Tax payments, net of refunds	(27)
Vehicle programs and (gain) loss on vehicle sales (B)	32

Free Cash Flow	177

Borrowings, net of debt repayments	(238)
Transaction-related payments	(18)
Financing costs, foreign exchange effects and other	(1)

Net decrease in cash and cash equivalents (per above)	$(80)

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Primarily reflects vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Six Months Ended June 30, 2012
Free Cash Flow (per above)	$177
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	2,922
Financing activities of vehicle programs	(2,359)
Capital expenditures	49
Early extinguishment of debt	(38)
Proceeds received on asset sales	(13)
Transaction-related payments	(18)
Purchases of GPS navigational units	2

Net Cash Provided by Operating Activities (per above)	$722

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA

The accompanying press release presents Adjusted EBITDA, which represents income (loss) before non-vehicle related depreciation and amortization, any impairment charge, transaction-related costs, non-vehicle related interest and income taxes. The presentation of Adjusted EBITDA reflects this change for all periods presented. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain items

The accompanying press release and tables present Adjusted EBITDA, income before income taxes, net income and diluted earnings per share for the three and six months ended June 30, 2012, excluding certain items. For the three months ended June 30, 2012, certain items consisted of $23 million ($21 million, net of tax) of expense for the early extinguishment of corporate debt, $12 million ($8 million, net of tax) in restructuring charges, $4 million ($2 million, net of tax) of transaction-related costs related to the integration of the operations of Avis Europe and $3 million ($2 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition.

For the six months ended June 30, 2012, certain items consisted of $50 million ($44 million, net of tax) of expense for the early extinguishment of corporate debt, $19 million ($13 million, net of tax) in restructuring charges, $10 million ($7 million, net of tax) of transaction-related costs related to the integration of the operations of Avis Europe and $9 million ($6 million, net of tax) for amortization expense related to intangible assets recognized in the Avis Europe acquisition.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three and six months ended June 30, 2012.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA and income before income taxes, excluding certain items to net income:

	Three Months Ended June 30, 2012	Six Months Ended June 30, 2012
Adjusted EBITDA, excluding certain items	$266	$385

Less: Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	26	53
Interest expense related to corporate debt, net (excluding early extinguishment of debt)	69	142

Income before income taxes, excluding certain items	171	190

Less certain items:
Early-extinguishment of debt	23	50
Restructuring charges	12	19
Transaction-related costs	4	10
Acquisition-related amortization expense	3	9

Income before income taxes	129	102
Provision for income taxes	50	46

Net income	$79	$56

Reconciliation of net income excluding certain items to net income:

Net income, excluding certain items	$112	$126
Less certain items, net of tax:
Early-extinguishment of debt	21	44
Restructuring charges	8	13
Transaction-related costs	2	7
Acquisition-related amortization expense	2	6

Net income	$79	$56

Earnings per share, excluding certain items (diluted)	$0.94	$1.04

Earnings per share (diluted)	$0.66	$0.47

Shares used to calculate Earnings per share, excluding certain items (diluted)	121.9	124.8

The accompanying press release and tables present Adjusted EBITDA, income before income taxes, net income and diluted earnings per share for the three and six months ended June 30, 2011, excluding certain items. For the three months ended June 30, 2011, certain items consisted of $41 million ($27 million, net of tax) of expenses related to the announced acquisition of Avis Europe and our previous attempt to acquire Dollar Thrifty, including $17 million of losses on foreign-currency hedges related to the Avis Europe purchase price. For the three months ended June 30, 2011, $34 million ($23 million, net of tax) of these expenses is related to due diligence and other expenses and $7 million ($4 million, net of tax) is related to interest expense.

For the six months ended June 30, 2011, certain items consisted of $50 million ($33 million, net of tax) of expenses related to the announced acquisition of Avis Europe and our previous attempt to acquire Dollar Thrifty, including $17 million of losses on foreign-currency hedges related to the Avis Europe purchase price. For the six months ended June 30, 2011, $36 million ($24 million, net of tax) of these expenses are related to due diligence and other expenses and $14 million ($9 million, net of tax) is related to interest expense. Reconciliations of Adjusted EBITDA and net income, excluding certain items to net income are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three and six months ended June 30, 2011.

Reconciliation of Avis Budget Group, Inc. Adjusted EBITDA and income before income taxes, excluding certain items to net income:

	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
Adjusted EBITDA	$191	$274

Less: Non-vehicle related depreciation and amortization	21	44
Interest expense related to corporate debt, net (excluding interest expense related to the potential acquisition of Dollar Thrifty and/or Avis Europe)	40	80

Income before income taxes, excluding certain items	130	150

Less certain items:
Transaction-related expenses	34	36
Acquisition-related interest	7	14

Income before income taxes	89	100
Provision for income taxes	37	41

Net income	$52	$59

Reconciliation of net income excluding certain items to net income:

Net income, excluding certain items	$79	$92
Less certain items, net of tax:
Transaction-related expenses	23	24
Acquisition-related interest	4	9

Net income	$52	$59

Earnings per share, excluding certain items (diluted)	$0.63	$0.74

Earnings per share (diluted)	$0.42	$0.49

Shares used to calculate Earnings per share, excluding certain items (diluted)	129.0	128.7

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.